PVH CORP. REPORTS STRONG 2023 SECOND QUARTER RESULTS; UPDATES FULL YEAR GAAP EPS OUTLOOK TO REFLECT RESTRUCTURING CHARGES AND RAISES FULL YEAR NON-GAAP EPS OUTLOOK

COMPANY COMPLETED $200 MILLION STOCK REPURCHASES DURING THE SECOND QUARTER, INCREASES FULL YEAR PLANNED REPURCHASES TO UP TO $400 MILLION

•Second quarter revenue increased 4% to $2.207 billion compared to the prior year period (increased 2% on a constant currency basis); guidance was an increase of low single-digits
•Second quarter EPS
◦GAAP basis: $1.50 compared to guidance of approximately $1.70. Results include pre-tax costs of $39 million, or $0.48 per share, not known at time of guidance, related to actions taken in July 2023 in conjunction with the Company’s plan to reduce people costs in its global offices.
◦Non-GAAP basis: $1.98 exceeded guidance of approximately $1.70

•Full year outlook
◦Revenue: Reaffirms projected increase of 3% to 4% (increase 2% to 3% on a constant currency basis)
◦EPS:
▪GAAP basis: Approximately $9.60 compared to approximately $10.00 previously
▪Non-GAAP basis: Approximately $10.35 compared to approximately $10.00 previously

New York - August 29, 2023 - PVH Corp. [NYSE: PVH] today reported its 2023 second quarter results and updated its full year outlook.
Stefan Larsson, Chief Executive Officer, commented, “We delivered another strong quarter across both Calvin Klein and TOMMY HILFIGER driven by the disciplined execution of our long-term, brand-building growth plan, the PVH+ Plan. We generated double-digit revenue growth in our direct-to-consumer business in both our stores and in e-commerce, through our relentless focus on building brand desirability through product, consumer engagement and marketplace execution.”

Mr. Larsson added, “We are increasing our EPS outlook for the year, excluding restructuring charges, based on the confidence we have in our ability to execute in the back half of the year, while continuing to successfully navigate the macroeconomic environment. As we lean into the five key growth drivers of the PVH+ Plan, we’re continuing to gain traction by connecting our consumer-facing execution with an increasingly demand-driven operating engine to fuel long-term profitable growth.”

Zac Coughlin, Chief Financial Officer, said, “We drove another quarter of strong performance, and excluding restructuring charges, have raised our full year EPS outlook, while continuing to project a double-digit EBIT margin, underscoring the conviction we have in our ability to drive improved profitability. In addition, reflecting the confidence that we have in our ability to deliver sustainable long-term growth, we have increased our share repurchases. We now expect to repurchase up to $400 million of stock in 2023, having repurchased $200 million of stock in just the second quarter. We are well-positioned to achieve strong EPS growth in 2023 and generate significant and increasing cash flow to create value for shareholders.”

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are defined or described in greater detail near the end of this release under the heading “Non-GAAP Exclusions.” Amounts stated on a constant currency basis also are deemed to be on a non-GAAP basis. Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented after the Non-GAAP Exclusions section and identify and quantify all excluded items.

Second Quarter Review:
•Revenue increased 4% compared to the prior year period (increased 2% on a constant currency basis) driven by growth in both the Tommy Hilfiger and Calvin Klein businesses. The increase included solid performance in the Company’s international businesses, particularly in the Asia Pacific region, including over 20% growth in local currency in China reflecting continued recovery after the lifting of COVID restrictions in the fourth quarter of 2022, and continued growth in Europe in euros. The increase also reflected continued growth in the North America direct-to-consumer business.

◦Direct-to-consumer revenue increased 11% compared to the prior year period (increased 10% on a constant currency basis), with growth in both the Company’s owned and operated stores and owned and operated digital commerce business in all regions.

◦Wholesale revenue decreased 3% compared to the prior year period (decreased 6% on a constant currency basis) as wholesale customers continue to take a cautious approach.

◦Owned and operated digital commerce revenue increased 12% compared to the prior year period (increased 11% on a constant currency basis). The strong growth in the Company’s digital commerce business was more than offset by a decrease in wholesale sales to traditional retailers’ ecommerce businesses and pure players, resulting in a 10% decrease in total digital revenue compared to the prior year period (decreased 12% on a constant currency basis). Total digital penetration as a percentage of total revenue was approximately 20%.

•Gross margin was 57.6% compared to 57.2% in the prior year period. The increase reflects benefits from a favorable shift in regional and channel mix, lower freight costs, and price increases, partially offset by higher product costs, including an approximately 120 basis point negative impact on inventory costs due to foreign currency exchange rates.

•Inventory increased 6% compared to the prior year period. The 6% increase is in line with projected sales growth and reflects a sequential improvement as compared to the 24% year-over-year increase in the first quarter of 2023.

Second Quarter Consolidated Results:
•Revenue increased 4% to $2.207 billion compared to the prior year period (increased 2% on a constant currency basis).

◦Tommy Hilfiger revenue increased 6% compared to the prior year period (increased 3% on a constant currency basis).
▪Tommy Hilfiger International revenue increased 6% (increased 3% on a constant currency basis).
▪Tommy Hilfiger North America revenue increased 4%.

◦Calvin Klein revenue increased 3% compared to the prior year period (increased 2% on a constant currency basis)
▪Calvin Klein International revenue increased 11% (increased 9% on a constant currency basis).
▪Calvin Klein North America revenue decreased 9% primarily driven by a decrease in the wholesale business.

◦Heritage Brands revenue decreased 11% compared to the prior year period.

•Earnings before interest and taxes (“EBIT”) on a GAAP basis was $143 million, inclusive of a $5 million positive impact due to foreign currency translation, compared to $177 million in the prior year period. EBIT on a GAAP basis included costs of $39 million in the current quarter and net costs of $34 million in the prior year period described under the heading “Non-GAAP Exclusions” later in this release. EBIT on a non-GAAP basis for these periods excludes these amounts.

EBIT on a non-GAAP basis was $182 million, inclusive of a $5 million positive impact due to foreign currency translation, compared to $211 million in the prior year period. The revenue increase discussed above was more than offset by (i) the approximately 120 basis point negative impact on inventory costs due to foreign currency exchange rates, discussed above and (ii) overall higher expenses driven by a planned increase in investments to drive the Company’s strategic initiatives, including an increase in marketing, compared to the prior year period. The Company continues to take a disciplined approach to managing expenses, driving cost efficiencies while making targeted investments to drive its strategic initiatives.

•Earnings per share (“EPS”)

◦GAAP basis: $1.50 compared to $1.72 in the prior year period.

◦Non-GAAP basis: $1.98 compared to $2.08 in the prior year period.

EPS on both a GAAP and a non-GAAP basis for the second quarter of 2023 includes the positive impact of $0.05 per share related to foreign currency translation.

EPS on a GAAP basis for these periods also included the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis for these periods excluded these amounts.

•Interest expense increased to $24 million from $20 million in the prior year period primarily due to higher interest rates.

•Effective tax rate was 21.3% on a GAAP basis as compared to 26.4% in the prior year period. The effective tax rate was 21.6% on a non-GAAP basis as compared to 26.9% in the prior year period.

Stock Repurchase Program:
Delivering on its commitment under the PVH+ Plan to return excess cash to stockholders, the Company repurchased 2.4 million shares of its common stock for $200 million during the second quarter of 2023.

2023 Outlook:
Full Year 2023 Guidance
•Revenue is projected to increase 3% to 4% as compared to 2022 (increase 2% to 3% on a constant currency basis).

•EPS on a GAAP basis is projected to be approximately $9.60 compared to $3.03 in 2022. EPS on a non-GAAP basis, which excludes restructuring charges, is projected to be approximately $10.35. EPS on a non-GAAP basis was $8.97 in 2022. The 2023 EPS projections on both a GAAP and a non-GAAP basis include the estimated positive impact of approximately $0.15 per share related to foreign currency translation. EPS on a GAAP basis for these periods also include the amounts described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis exclude these amounts.

•Interest expense is projected to increase to approximately $100 million compared to $83 million in 2022 primarily due to higher interest rates.

•Effective tax rate is projected to be approximately 22%.

Third Quarter 2023 Guidance
•Revenue is projected to increase mid-single digits as compared to the third quarter of 2022 (increase low-single digits on a constant currency basis).

•EPS on a GAAP basis is projected to be approximately $2.43 compared to $(2.88) in the prior year period. EPS on a non-GAAP basis, which excludes restructuring charges, is projected to be approximately $2.70. EPS on a non-GAAP basis was $2.60 in the prior year period. The third quarter 2023 EPS projections include the estimated positive impact of approximately $0.15 per share related to foreign currency translation. EPS on a GAAP basis for these periods also include the amounts described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis exclude these amounts.

•Interest expense is projected to increase to approximately $25 million compared to $19 million in the third quarter of 2022 primarily due to higher interest rates.

•Effective tax rate is projected to be approximately 22%.

Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•Pre-tax restructuring costs of approximately $60 million incurred and expected to be incurred in 2023 consisting principally of severance related to actions taken in July 2023 and expected to be taken in the third quarter of 2023 under the plans initially announced in August 2022 to reduce people costs in the Company’s global offices by approximately 10% by the end of 2023, of which $39 million was incurred in the second quarter and approximately $21 million is expected to be incurred in the third quarter.
•Pre-tax gain of $78 million recorded in the fourth quarter of 2022 related to the recognized actuarial gain on retirement plans.
•Pre-tax noncash goodwill impairment charge of $417 million recorded in the third quarter of 2022, which was non-operational and driven by a significant increase in discount rates.
•Pre-tax restructuring costs of $20 million incurred in 2022, consisting principally of severance related to initial actions under the plans announced in August 2022 to reduce people costs in the Company’s global offices by approximately 10% by the end of 2023, of which $17 million was incurred in the third quarter and $4 million was incurred in the fourth quarter.
•Pre-tax net costs of $43 million recorded in 2022 in connection with the Company’s decision to exit from its Russia business, primarily consisting of noncash asset impairments and a gain on contract terminations, of which $50 million of charges were recorded in the second quarter and an $8 million gain was recorded in the fourth quarter.
•Pre-tax gain of $16 million recorded in the second quarter of 2022 in connection with the sale of the Company’s equity investment in Karl Lagerfeld Holding B.V.
•Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item was (i) taxable or tax deductible, in which case the tax effect was taken at the applicable income tax rate in the local jurisdiction, or (ii) non-taxable or non-deductible, in which case the Company assumed no tax effect.

The Company presents constant currency revenue information, which is a non-GAAP financial measure, because it is a global company that transacts business in multiple currencies and reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues and can have a significant impact on the Company’s reported revenues. The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).

The Company presents non-GAAP financial measures, including constant currency revenue information, as a supplement to its GAAP results. The Company believes presenting non-GAAP financial measures provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of non-recurring and non-operational amounts and the effects of changes in foreign currency exchange rates, as applicable, and (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding non-recurring and non-operational amounts are also the basis for certain incentive compensation calculations. Non-GAAP financial measures should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The non-GAAP financial measures presented may not be comparable to similarly described measures reported by other companies.

Please see tables 1 through 5 and the sections entitled “Reconciliations of Constant Currency Revenue” and “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

Investor Contact:
Sheryl Freeman
(212) 381-3980
investorrelations@pvh.com

Media Contact:
communications@pvh.com

Conference Call Information:
The Company will host a conference call to discuss its second quarter earnings release on Wednesday, August 30, 2023 at 9:00 a.m. EDT. Please log on to the Company’s website at www.PVH.com and go to the Events page in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held. Please log on to www.PVH.com as described above to listen to the replay. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue, earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company’s ability to realize anticipated benefits and savings from divestitures, restructurings and similar plans, such as the headcount cost reduction initiative announced in August 2022, and the August 2021 sale of assets of, and exit from, its Heritage Brands business to focus on its Calvin Klein and Tommy Hilfiger businesses; (iii) the ability to realize the intended benefits from the acquisition of licensees or the reversion of licensed rights (such as the announced plan to bring in-house most of the product categories currently licensed to G-III Apparel Group, Ltd. upon the expirations over time of the underlying license agreements) and avoid any disruptions in the businesses during the transition from operation by the licensee to the direct operation by us; (iv) the Company has significant levels of outstanding debt and borrowing capacity and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (v) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores and its directly operated digital commerce sites, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy (including inflationary pressures like those currently being seen globally), fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, consumer sentiment and other factors; (vi) the Company’s ability to manage its growth and inventory; (vii) quota restrictions, the imposition of safeguard controls and the imposition of new or increased duties or tariffs on goods from the countries where the Company or its licensees produce goods under its trademarks, any of which, among other things, could limit the ability to produce products in cost-effective countries, or in countries that have the labor and technical expertise needed, or require the Company to absorb costs or try to pass costs onto consumers, which could materially impact the Company’s revenue and profitability; (viii) the availability and cost of raw materials; (ix) the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced); (x) the regulation or prohibition of the transaction of business with specific individuals or entities and their affiliates or goods manufactured in (or containing raw materials or components from) certain regions, such as the listing of a person or entity as a Specially Designated National or Blocked Person by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the issuance of Withhold Release Orders by the U.S. Customs and Border Protection; (xi) changes in available factory and shipping capacity, wage and shipping cost escalation, and store closures in any of the countries where the Company’s or its licensees’ or wholesale customers’ or other business partners’ stores are located or products are sold or produced or are planned to be sold or produced, as a result of civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability, such as the current war in Ukraine that led to the Company’s exit from its retail business in Russia and the cessation of its wholesale operations in Russia and Belarus, and the temporary cessation of business by many of its business partners in Ukraine; (xii) disease epidemics and health-related concerns, such as the recent COVID-19 pandemic, which could result in (and, in the case of the COVID-19 pandemic, did result in some of the following) supply-chain disruptions due to closed factories, reduced workforces and production capacity, shipping delays, container and trucker shortages, port congestion and other logistics problems, closed stores, and reduced consumer traffic and purchasing, or governments implement mandatory business closures, travel restrictions or the like, and market or other changes that could result in shortages of inventory available to be delivered to the Company’s stores and customers, order cancellations and lost sales, as well as in noncash impairments of the Company’s goodwill and other intangible assets, operating lease right-of-use assets, and property, plant and equipment; (xiii) actions taken towards sustainability and social and environmental responsibility as part of the Company’s sustainability and social and environmental strategy may not be achieved or may be perceived to be falsely claimed, which could diminish consumer trust in the Company’s brands, as well as the Company’s brands’ value; (xiv) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (xv) significant fluctuations of the U.S. dollar against foreign currencies in which the Company transacts significant levels of business; (xvi) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year; (xvii) the impact of new and revised tax legislation and regulations; and (xviii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information following this Safe Harbor Statement, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.PVH.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Statements of Operations
(In millions, except per share data)

	Quarter Ended		Six Months Ended
	7/30/23	7/31/22	7/30/23	7/31/22

Net sales	$2,105.2	$2,031.1	$4,156.3	$4,037.7
Royalty revenue	80.1	78.3	164.8	168.3
Advertising and other revenue	21.7	22.6	43.8	48.7
Total revenue	$2,207.0	$2,132.0	$4,364.9	$4,254.7

Gross profit	$1,272.3	$1,219.5	$2,522.6	$2,458.2

Selling, general and administrative expenses	1,138.5	1,070.4	2,202.5	2,109.8

Non-service related pension and postretirement income	0.3	3.2	0.9	6.8

Equity in net income of unconsolidated affiliates	9.2	24.7	21.1	32.1

Earnings before interest and taxes	143.3	177.0	342.1	387.3

Interest expense, net	23.6	20.3	45.6	42.1

Pre-tax income	119.7	156.7	296.5	345.2

Income tax expense	25.5	41.4	66.3	96.8

Net income	$94.2	$115.3	$230.2	$248.4

Diluted net income per common share (1)	$1.50	$1.72	$3.65	$3.66

	Quarter Ended		Six Months Ended
	7/30/23	7/31/22	7/30/23	7/31/22

Depreciation and amortization expense	$75.5	$75.4	$147.8	$152.2

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)    Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures

The Company believes it is useful to investors to present its results for the periods ended July 30, 2023 and July 31, 2022 on a non-GAAP basis by excluding (i) the restructuring costs incurred in the second quarter of 2023 related to actions taken in July 2023 under the plans initially announced in August 2022 to reduce people costs in the Company’s global offices by approximately 10% by the end of 2023 (the “2022 cost savings initiative”), consisting principally of severance; (ii) the costs incurred in the second quarter of 2022 in connection with the Company’s decision to exit from its retail business in Russia and the cessation of its wholesale operations in Russia and Belarus (the “Russia business exit”), consisting of noncash asset impairments, contract termination and other costs, and severance; (iii) the gain recorded in the second quarter of 2022 in connection with the sale of the Company’s equity investment in Karl Lagerfeld Holding B.V. (the “Karl Lagerfeld transaction”); and (iv) the tax effects associated with the foregoing pre-tax items. The Company excludes these amounts because it deems them to be non-recurring or non-operational and believes that their exclusion (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 5 for the reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended		Six Months Ended
	7/30/23	7/31/22	7/30/23	7/31/22

Non-GAAP Measures
Selling, general and administrative expenses (1)	$1,099.5	$1,019.9	$2,163.5	$2,059.3
Equity in net income of unconsolidated affiliates (2)		8.6		16.0
Earnings before interest and taxes (3)	182.3	211.4	381.1	421.7
Income tax expense (4)	34.3	51.5	75.1	106.9
Net income (5)	124.4	139.6	260.4	272.7
Diluted net income per common share (6)	$1.98	$2.08	$4.13	$4.02

(1) Please see Table 3 for the reconciliations of GAAP selling, general and administrative (“SG&A”) expenses to SG&A expenses on a non-GAAP basis.
(2) Please see Table 4 for the reconciliations of GAAP equity in net income of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis.
(3) Please see Table 2 for the reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis.
(4) Please see Table 5 for the reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(5) Please see Table 1 for the reconciliations of GAAP net income to net income on a non-GAAP basis.
(6) Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net income to net income on a non-GAAP basis

	Quarter Ended		Six Months Ended
	7/30/23	7/31/22	7/30/23	7/31/22

Net income	$94.2	$115.3	$230.2	$248.4

Diluted net income per common share (1)	$1.50	$1.72	$3.65	$3.66

Pre-tax items excluded:

SG&A expenses associated with the Russia business exit		50.5		50.5

SG&A expenses associated with the 2022 cost savings initiative	39.0		39.0

Gain in connection with the Karl Lagerfeld transaction (recorded in equity in net income of unconsolidated affiliates)		(16.1)		(16.1)

Tax effects of the pre-tax items above (2)	(8.8)	(10.1)	(8.8)	(10.1)

Net income on a non-GAAP basis	$124.4	$139.6	$260.4	$272.7

Diluted net income per common share on a non-GAAP basis (1)	$1.98	$2.08	$4.13	$4.02

(1) Please see Note A in Notes to the Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

(2) Please see Table 5 for an explanation of the calculation of the tax effects of the above items.

Table 2 - Reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis

	Quarter Ended		Six Months Ended
	7/30/23	7/31/22	7/30/23	7/31/22

Earnings before interest and taxes	$143.3	$177.0	$342.1	$387.3

Items excluded:

SG&A expenses associated with the Russia business exit		50.5		50.5

SG&A expenses associated with the 2022 cost savings initiative	39.0		39.0

Gain in connection with the Karl Lagerfeld transaction (recorded in equity in net income of unconsolidated affiliates)		(16.1)		(16.1)

Earnings before interest and taxes on a non-GAAP basis	$182.3	$211.4	$381.1	$421.7

Table 3 - Reconciliations of GAAP SG&A expenses to SG&A expenses on a non-GAAP basis

	Quarter Ended		Six Months Ended
	7/30/23	7/31/22	7/30/23	7/31/22

SG&A expenses	$1,138.5	$1,070.4	$2,202.5	$2,109.8

Items excluded:

Expenses associated with the Russia business exit		(50.5)		(50.5)

Expenses associated with the 2022 cost savings initiative	(39.0)		(39.0)

SG&A expenses on a non-GAAP basis	$1,099.5	$1,019.9	$2,163.5	$2,059.3

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions, except per share data)

Table 4 - Reconciliations of GAAP equity in net income of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis

	Quarter Ended	Six Months Ended
	7/31/22	7/31/22

Equity in net income of unconsolidated affiliates	$24.7	$32.1

Item excluded:

Gain in connection with the Karl Lagerfeld transaction	(16.1)	(16.1)

Equity in net income of unconsolidated affiliates on a non-GAAP basis	$8.6	$16.0

Table 5 - Reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis

	Quarter Ended		Six Months Ended
	7/30/23	7/31/22	7/30/23	7/31/22

Income tax expense	$25.5	$41.4	$66.3	$96.8

Item excluded:

Tax effects of pre-tax items identified as non-GAAP exclusions (1)	8.8	10.1	8.8	10.1

Income tax expense on a non-GAAP basis	$34.3	$51.5	$75.1	$106.9

(1) The estimated tax effects associated with the Company’s exclusions on a non-GAAP basis are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item that it had identified above as a non-GAAP exclusion to determine if such item was (i) taxable or tax deductible, in which case the tax effect was taken at the applicable income tax rate in the local jurisdiction, or (ii) non-taxable or non-deductible, in which case the Company assumed no tax effect.

PVH CORP.
Notes to Consolidated GAAP Statements of Operations
(In millions, except per share data)

A.    The Company computed its diluted net income per common share as follows:

	Quarter Ended			Quarter Ended
	7/30/23			7/31/22
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (1)	Results	Results	Adjustments (2)	Results

Net income	$94.2	$(30.2)	$124.4	$115.3	$(24.3)	$139.6

Weighted average common shares	62.1		62.1	66.6		66.6
Weighted average dilutive securities	0.6		0.6	0.4		0.4
Total shares	62.7		62.7	67.0		67.0

Diluted net income per common share	$1.50		$1.98	$1.72		$2.08

	Six Months Ended			Six Months Ended
	7/30/23			7/31/22
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (1)	Results	Results	Adjustments (2)	Results

Net income	$230.2	$(30.2)	$260.4	$248.4	$(24.3)	$272.7

Weighted average common shares	62.4		62.4	67.3		67.3
Weighted average dilutive securities	0.7		0.7	0.6		0.6
Total shares	63.1		63.1	67.9		67.9

Diluted net income per common share	$3.65		$4.13	$3.66		$4.02

(1) Represents the impact on net income in the periods ended July 30, 2023 from the elimination of (i) the restructuring costs related to the 2022 cost savings initiative; and (ii) the tax effects associated with the foregoing pre-tax item. Please see Table 1 for the reconciliations of GAAP net income to net income on a non-GAAP basis.

(2) Represents the impact on net income in the periods ended July 31, 2022 from the elimination of (i) the costs related to the Russia business exit; (ii) the gain recorded in connection with the Karl Lagerfeld transaction; and (iii) the tax effects associated with the foregoing pre-tax items. Please see Table 1 for the reconciliations of GAAP net income to net income on a non-GAAP basis.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	7/30/23	7/31/22
ASSETS
Current Assets:
Cash and Cash Equivalents	$372.8	$699.3
Receivables	910.0	837.5
Inventories	1,795.5	1,689.9
Other	335.8	357.7
Total Current Assets	3,414.1	3,584.4
Property, Plant and Equipment	876.0	842.0
Operating Lease Right-of-Use Assets	1,291.2	1,230.3
Goodwill and Other Intangible Assets	5,586.5	5,897.5
Other Assets	374.6	368.1
TOTAL ASSETS	$11,542.4	$11,922.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$2,090.9	$2,257.9
Current Portion of Operating Lease Liabilities	328.6	348.2
Short-Term Borrowings	15.2	12.2
Current Portion of Long-Term Debt	688.9	38.2
Other Liabilities	624.7	789.7
Long-Term Portion of Operating Lease Liabilities	1,136.9	1,114.2
Long-Term Debt	1,619.6	2,155.5
Stockholders’ Equity	5,037.6	5,206.4
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,542.4	$11,922.3

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	7/30/23	7/31/22
Tommy Hilfiger North America
Net sales	$297.6	$288.2
Royalty revenue	18.5	17.1
Advertising and other revenue	4.3	4.2
Total	320.4	309.5

Tommy Hilfiger International
Net sales	800.2	749.5
Royalty revenue	13.9	14.9
Advertising and other revenue	4.7	4.6
Total	818.8	769.0

Total Tommy Hilfiger
Net sales	1,097.8	1,037.7
Royalty revenue	32.4	32.0
Advertising and other revenue	9.0	8.8
Total	1,139.2	1,078.5

Calvin Klein North America
Net sales	269.9	301.0
Royalty revenue	34.4	34.2
Advertising and other revenue	10.5	11.5
Total	314.8	346.7

Calvin Klein International
Net sales	610.3	549.2
Royalty revenue	13.0	11.9
Advertising and other revenue	2.1	2.2
Total	625.4	563.3

Total Calvin Klein
Net sales	880.2	850.2
Royalty revenue	47.4	46.1
Advertising and other revenue	12.6	13.7
Total	940.2	910.0

Heritage Brands Wholesale
Net sales	127.2	143.2
Royalty revenue	0.3	0.2
Advertising and other revenue	0.1	0.1
Total	127.6	143.5

Total Revenue
Net sales	2,105.2	2,031.1
Royalty revenue	80.1	78.3
Advertising and other revenue	21.7	22.6
Total	$2,207.0	$2,132.0

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	7/30/23			7/31/22
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments (1)	Results	GAAP	Adjustments (2)	Results

Tommy Hilfiger North America	$13.2	$(6.4)	$19.6	$(1.9)		$(1.9)

Tommy Hilfiger International	73.4	(12.3)	85.7	88.5	$(36.7)	125.2

Total Tommy Hilfiger	86.6	(18.7)	105.3	86.6	(36.7)	123.3

Calvin Klein North America	20.4	(5.9)	26.3	21.9		21.9

Calvin Klein International	80.2	(8.5)	88.7	78.4	(13.8)	92.2

Total Calvin Klein	100.6	(14.4)	115.0	100.3	(13.8)	114.1

Heritage Brands Wholesale	2.6	(4.6)	7.2	13.4		13.4

Corporate	(46.5)	(1.3)	(45.2)	(23.3)	16.1	(39.4)

Total earnings before interest and taxes	$143.3	$(39.0)	$182.3	$177.0	$(34.4)	$211.4

(1) The adjustments for the quarter ended July 30, 2023 represent the elimination of the restructuring costs related to the 2022 cost savings initiative.

(2) The adjustments for the quarter ended July 31, 2022 represent the elimination of (i) the costs related to the Russia business exit; and (ii) the gain recorded in connection with the Karl Lagerfeld transaction.

PVH CORP.
Segment Data (continued)
(In millions)

REVENUE BY SEGMENT
	Six Months Ended	Six Months Ended
	7/30/23	7/31/22
Tommy Hilfiger North America
Net sales	$564.3	$523.7
Royalty revenue	38.8	37.9
Advertising and other revenue	8.8	9.4
Total	611.9	571.0

Tommy Hilfiger International
Net sales	1,613.0	1,539.8
Royalty revenue	29.6	29.4
Advertising and other revenue	9.0	9.2
Total	1,651.6	1,578.4

Total Tommy Hilfiger
Net sales	2,177.3	2,063.5
Royalty revenue	68.4	67.3
Advertising and other revenue	17.8	18.6
Total	2,263.5	2,149.4

Calvin Klein North America
Net sales	497.6	557.9
Royalty revenue	70.1	76.4
Advertising and other revenue	21.4	25.5
Total	589.1	659.8

Calvin Klein International
Net sales	1,208.6	1,107.8
Royalty revenue	25.8	24.2
Advertising and other revenue	4.4	4.4
Total	1,238.8	1,136.4

Total Calvin Klein
Net sales	1,706.2	1,665.7
Royalty revenue	95.9	100.6
Advertising and other revenue	25.8	29.9
Total	1,827.9	1,796.2

Heritage Brands Wholesale
Net sales	272.8	308.5
Royalty revenue	0.5	0.4
Advertising and other revenue	0.2	0.2
Total	273.5	309.1

Total Revenue
Net sales	4,156.3	4,037.7
Royalty revenue	164.8	168.3
Advertising and other revenue	43.8	48.7
Total	$4,364.9	$4,254.7

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Six Months Ended			Six Months Ended
	7/30/23			7/31/22
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments (1)	Results	GAAP	Adjustments (2)	Results

Tommy Hilfiger North America	$15.5	$(6.4)	$21.9	$(14.9)		$(14.9)

Tommy Hilfiger International	199.7	(12.3)	212.0	227.9	$(36.7)	264.6

Total Tommy Hilfiger	215.2	(18.7)	233.9	213.0	(36.7)	249.7

Calvin Klein North America	22.6	(5.9)	28.5	33.6		33.6

Calvin Klein International	180.6	(8.5)	189.1	175.5	(13.8)	189.3

Total Calvin Klein	203.2	(14.4)	217.6	209.1	(13.8)	222.9

Heritage Brands Wholesale	17.6	(4.6)	22.2	30.2		30.2

Corporate	(93.9)	(1.3)	(92.6)	(65.0)	16.1	(81.1)

Total earnings before interest and taxes	$342.1	$(39.0)	$381.1	$387.3	$(34.4)	$421.7

(1) The adjustments for the six months ended July 30, 2023 represent the elimination of the restructuring costs related to the 2022 cost savings initiative.

(2) The adjustments for the six months ended July 31, 2022 represent the elimination of (i) the costs related to the Russia business exit; and (ii) the gain recorded in connection with the Karl Lagerfeld transaction.

PVH CORP.
Reconciliations of Constant Currency Revenue
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies and reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant impact on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).
Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

	GAAP Revenue		% Change
	Quarter Ended		GAAP	Positive Impact of Foreign Exchange	Constant Currency
	7/30/23	7/31/22

Tommy Hilfiger International	$818.8	$769.0	6.5%	3.3%	3.2%
Total Tommy Hilfiger	1,139.2	1,078.5	5.6%	2.1%	3.5%

Calvin Klein International	625.4	563.3	11.0%	2.0%	9.0%
Total Calvin Klein	940.2	910.0	3.3%	1.1%	2.2%

Total Revenue	$2,207.0	$2,132.0	3.5%	1.5%	2.0%

Total Direct-to-Consumer	$1,065.3	$957.3	11.3%	0.8%	10.5%
Directly Operated Digital Commerce	$193.1	$172.8	11.7%	0.6%	11.1%
Wholesale	$1,039.9	$1,073.8	(3.2)%	2.3%	(5.5)%
Total Digital	$455.5	$506.5	(10.1)%	2.2%	(12.3)%

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its 2023 estimated results on a non-GAAP basis by excluding (i) the restructuring costs incurred and expected to be incurred related to the 2022 cost savings initiative, consisting principally of severance and (ii) the estimated tax effects associated with the foregoing pre-tax item. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding the foregoing amounts.

The 2023 estimated results are presented on both a GAAP and non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company excludes such amounts that it deems to be non-recurring or non-operational and believes that excluding them (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

The estimated tax effect associated with the above pre-tax item is based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated and concluded that the pre-tax item identified above as a non-GAAP exclusion is tax deductible, with the tax effect taken at the applicable statutory income tax rates of the local jurisdictions.

2023 Net Income Per Common Share Reconciliations

Current Guidance
	Full Year 2023 (Estimated)	Third Quarter 2023 (Estimated)

GAAP net income per common share	Approximately $9.60	Approximately $2.43
Estimated per common share impact of item identified as non-GAAP exclusion	$(0.75)	$(0.27)
Net income per common share on a Non-GAAP basis	Approximately $10.35	Approximately $2.70

The GAAP net income per common share amounts presented in the above table, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of (i) acquisition, restructuring, divestment or similar transactions or activities, (ii) the timing and strategy of restructuring and integration initiatives or other one-time events, such as the 2022 cost savings initiative, that the Company engages in or suffers during the period, (iii) any market or other changes affecting the Company’s expected actuarial gain or loss on retirement plans, including the recent volatility in the financial markets, (iv) changes in the expected impacts of inflationary pressures, as well as unexpected additional impacts of the war in Ukraine and its broader macroeconomic implications, or (v) any discrete tax events including changes in tax rates or tax law and events arising from audits or the resolution of uncertain tax positions.

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts (continued)

Reconciliation of 2023 Constant Currency Revenue Guidance

Current Guidance
Full Year 2023 (Estimated)

GAAP revenue increase	3% to 4%
Positive impact of foreign exchange	1%
Non-GAAP revenue increase on a constant currency basis	2% to 3%

Please refer to the section entitled “Reconciliations of Constant Currency Revenue” on page 17 of this release for a description of the presentation of constant currency amounts.

Reconciliation of GAAP Diluted Net Income (Loss) Per Common Share to Diluted Net Income Per Common Share on a Non-GAAP Basis
	Full Year 2022			Third Quarter 2022
	(Actual)			(Actual)
(In millions, except per share data)	Results Under GAAP	Adjustments (1)	Non-GAAP Results	Results Under GAAP	Adjustments (2)	Non-GAAP Results

Net income (loss)	$200.4	$(393.2)	$593.6	$(186.7)	$(356.2)	$169.5
Total weighted average shares	66.2		66.2	64.8	0.3	65.1

Diluted net income (loss) per common share (3)	$3.03		$8.97	$(2.88)		$2.60

(1) Represents the impact on net income in the year ended January 29, 2023 from the elimination of (i) a $78.4 million recognized actuarial gain on retirement plans in the fourth quarter of 2022, (ii) $43.0 million of net costs incurred in connection with the Russia business exit, consisting of noncash asset impairments, contract termination and other costs, and severance recorded in the second quarter of 2022, partially offset by a gain on contract terminations recorded in the fourth quarter of 2022; (iii) a $16.1 million gain recorded in the second quarter of 2022 in connection with the Karl Lagerfeld transaction; (iv) a $417.1 million noncash goodwill impairment charge recorded in the third quarter of 2022, which was non-operational and driven by a significant increase in discount rates; (v) $20.2 million of restructuring costs incurred in the third and fourth quarters of 2022 related to the 2022 cost savings initiative; and (vi) a $7.4 million net tax expense associated with the foregoing pre-tax items.

(2) Represents the impact on net (loss) income in the quarter ended October 30, 2022 from the elimination of (i) a $417.1 million noncash goodwill impairment charge, which was non-operational and driven by a significant increase in discount rates; (ii) $16.7 million of restructuring costs incurred related to the 2022 cost savings initiative; and (iii) a $77.6 million tax benefit associated with the foregoing pre-tax items.

(3) GAAP diluted net loss per common share for the period ended October 30, 2022 excluded all potentially dilutive securities because there was a net loss for the period and, as such, the inclusion of these securities would have been anti-dilutive.